SUPPLEMENTAL PROSPECTUS SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED JANUARY 26, 1999
(AND PROSPECTUS DATED APRIL 3, 1998)

                                   E250,000,000

                            GENERAL MOTORS ACCEPTANCE
                                   CORPORATION
                          4% NOTES DUE FEBRUARY 9, 2006
                                  ---------------

    The notes will bear interest from February 9, 1999, at the rate of 4% per annum, payable annually on February 9, commencing February 9, 2000. The notes will not be redeemable prior to maturity unless certain events occur involving U.S. taxation.

    The notes offered here are a further issuance of the 4% Notes due February 9, 2006 and are in addition to the E750,000,000 principal amount of notes described in the prospectus supplement dated January 26, 1999. The notes will have the same Euroclear and Cedel Common Code, International Security Identification Number (ISIN) and CUSIP Number specified in the accompanying prospectus supplement.

    This supplemental prospectus supplement adds to the information in the attached prospectus supplement and prospectus. It also replaces the information in those documents that is different from the information included here. You should read each of these documents to understand the terms of the notes and important related information.

    Application  has  been  made to  list  the  notes  on the  Luxembourg  Stock
Exchange.
                                ---------------

                                                 PER NOTE        TOTAL
                                                 --------        -----
Public Offering Price(1)                         98.933%      E247,332,500
Underwriting Discount...................            .40%      E  1,000,000
Proceeds, before expenses, to General Motors
 Acceptance Corporation................          98.533%      E246,332,500

(1) You will also pay accrued interest, if any, from February 9, 1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplemental prospectus supplement, the prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We expect that the notes will be ready for delivery in book-entry form only through the Depository Trust Company, Deutsche Borse Clearing AG, Cedelbank or the Euroclear System, as the case may be, on or about February 9, 1999.
                               ---------------

DEUTSCHE BANK                                                MERRILL LYNCH & CO.

ABN AMRO                                   BANCA D'INTERMEDIAZIONE MOBILIARE IMI
BARCLAYS CAPITAL                                  COMMERZBANK AKTIENGESELLSCHAFT
DRESDNER KLEINWORT BENSON                                           HSBC MARKETS
J.P. MORGAN SECURITIES LTD.                                              PARIBAS
SOCIETE GENERALE                                             WARBURG DILLON READ

    The activities of the underwriters are being led jointly by Deutsche Bank Aktiengesellschaft and Merrill Lynch International.
                                ---------------

    The date of this supplemental prospectus supplement is February 4, 1999

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----
                    SUPPLEMENTAL PROSPECTUS SUPPLEMENT
Use of Proceeds...................................................         SPS-3
Description of Notes..............................................         SPS-3
Underwriting......................................................         SPS-4
                         PROSPECTUS SUPPLEMENT
Incorporation of Certain Documents by Reference...................           S-3
Description of General Motors Acceptance Corporation..............           S-4
Directors of the Company..........................................           S-4
Ratio of Earnings to Fixed Charges................................           S-5
Recent Developments...............................................           S-5
Consolidated Capitalization of the Company........................           S-5
Selected Consolidated Financial Data..............................           S-6
Currency Conversions and Foreign Exchange Risks...................           S-7
Use of Proceeds...................................................           S-8
Description of Notes..............................................           S-8
Clearing and Settlement...........................................          S-13
United States Federal Taxation....................................          S-17
Underwriting......................................................          S-23
General Information...............................................          S-24
Legal Opinions....................................................          S-25
                              PROSPECTUS
Available Information.............................................             2
Incorporation of Certain Documents by Reference...................             2
Principal Executive Offices.......................................             3
Ratio of Earnings to Fixed Charges................................             3
Use of Proceeds...................................................             3
Description of Debt Securities....................................             3
Description of Warrants...........................................             7
Plan of Distribution..............................................             8
Experts...........................................................             9


                                 USE OF PROCEEDS

    The net proceeds from the sale of the Notes offered hereby will be, before expenses, E246,332,500. The Company expects that its estimated expenses will be E62,500.


                              DESCRIPTION OF NOTES

GENERAL

    This description of the particular terms of the 4% Notes Due February 9, 2006 offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the accompanying prospectus dated April 3, 1998 as supplemented by the prospectus supplement dated January 26, 1999. See the sections entitled "Description of Debt Securities" in the prospectus and "Description of Notes" in the prospectus supplement. The Notes are part of the Debt Securities registered by the Company in March 1998 to be issued on terms to be determined at the time of sale.

    The E250,000,000 4% Notes due February 9, 2006 offered here are a further issuance of the E750,000,000 4% Notes due February 9, 2006 described in the prospectus supplement dated January 26, 1999. This series of Notes is currently limited to E1,000,000,000 total principal amount; however, GMAC may from time to time, create and issue further notes of this series, having the same terms and conditions in all respects (except that the first interest payment date may differ), which would be consolidated and form a single series with the notes of this series.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement dated February 4, 1999 (the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Deutsche Bank Aktiengesellschaft and Merrill Lynch International are acting as representatives (the "Representatives"), has severally agreed to purchase the principal amount of the Notes set forth opposite its name below. In the
Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased. In the event of default by an underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                      PRINCIPAL
                                                                       AMOUNT
                                                                       IN EURO
  UNDERWRITERS                                                           (E)
  ------------                                                       -----------
  Deutsche Bank Aktiengesellschaft..............................     106,250,000
  Merrill Lynch International...................................     106,250,000
  ABN AMRO Bank N.V.............................................       3,750,000
  Banca d'Intermediazione Mobiliare IMI.........................       3,750,000
  Barclays Bank PLC.............................................       3,750,000
  Commerzbank Aktiengesellschaft................................       3,750,000
  Dresdner Bank AG London Branch................................       3,750,000
  Midland Bank plc..............................................       3,750,000
  J.P. Morgan Securities Ltd....................................       3,750,000
  Paribas.......................................................       3,750,000
  Societe Generale..............................................       3,750,000
  UBS AG, acting through its division Warburg Dillon Read.......       3,750,000
                                                                     -----------
              Total.............................................     250,000,000
                                                                     ===========

    The Representatives of the underwriters have advised the Company that they propose initially to offer the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of .150% of the principal amount of the Notes. After the initial public offering, the public offering price and concession may be changed.

    Dennis Weatherstone, a director of J.P. Morgan & Co. Incorporated, of which J.P. Morgan Securities Ltd. is an indirect wholly-owned subsidiary, is a director of General Motors Corporation. In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with the Company and certain of its affiliates.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 3, 1998)

                                   E750,000,000

                            GENERAL MOTORS ACCEPTANCE
                                   CORPORATION
                          4% NOTES DUE FEBRUARY 9, 2006
                                 ---------------

    The notes will bear interest from February 9, 1999, at the rate of 4% per annum, payable annually on February 9, commencing February 9, 2000. The notes will not be redeemable prior to maturity unless certain events occur involving U.S. taxation. See "Description of Notes--Redemption for Tax Reasons."

    Application  has  been  made to  list  the  notes  on the  Luxembourg  Stock
Exchange.
                                   ---------------

                                                   PER NOTE         TOTAL
                                                   --------         -----
      Public Offering Price (1)...............      99.772%      E748,290,000
      Underwriting Discount...................         .40%      E  3,000,000
      Proceeds, before expenses, to General Motors
       Acceptance Corporation................       99.372%      E745,290,000

    (1) You will also pay accrued interest, if any, from February 9, 1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We expect that the notes will be ready for delivery in book-entry form only through the Depository Trust Company, Deutsche Borse Clearing AG, Cedelbank or the Euroclear System, as the case may be, on or about February 9, 1999.
                                   ---------------

DEUTSCHE BANK                                               MERRILL LYNCH & CO.

ABN AMRO                                   BANCA D'INTERMEDIAZIONE MOBILIARE IMI
BARCLAYS CAPITAL                                  COMMERZBANK AKTIENGESELLSCHAFT
DRESDNER KLEINWORT BENSON                                           HSBC MARKETS
J.P. MORGAN SECURITIES LTD.                                              PARIBAS
SOCIETE GENERALE                                             WARBURG DILLON READ

    The activities of the underwriters are being led jointly by Deutsche Bank Aktiengesellschaft and Merrill Lynch International.
                                   ---------------

           The date of this prospectus supplement is January 26, 1999

                                TABLE OF CONTENTS

                                                                          PAGE
                              PROSPECTUS SUPPLEMENT
    Incorporation of Certain Documents by Reference...................      S-3
    Description of General Motors Acceptance Corporation..............      S-4
    Directors of the Company..........................................      S-4
    Ratio of Earnings to Fixed Charges................................      S-5
    Recent Developments...............................................      S-5
    Consolidated Capitalization of the Company........................      S-5
    Selected Consolidated Financial Data..............................      S-6
    Currency Conversions and Foreign Exchange Risks...................      S-7
    Use of Proceeds...................................................      S-8
    Description of Notes..............................................      S-8
    Clearing and Settlement...........................................     S-13
    United States Federal Taxation....................................     S-17
    Underwriting......................................................     S-23
    General Information...............................................     S-24
    Legal Opinions....................................................     S-25
                                 PROSPECTUS
    Available Information.............................................        2
    Incorporation of Certain Documents by Reference...................        2
    Principal Executive Offices.......................................        3
    Ratio of Earnings to Fixed Charges................................        3
    Use of Proceeds...................................................        3
    Description of Debt Securities....................................        3
    Description of Warrants...........................................        7
    Plan of Distribution..............................................        8
    Experts...........................................................        9

    No person has been authorized to give any information or to make any representations not contained in this prospectus supplement or the accompanying prospectus in connection with the offer made by this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter. This prospectus supplement and the accompanying prospectus shall not constitute an offer of any securities other than the notes. The prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated April 3, 1998. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

    The distribution of this prospectus supplement and the prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

    This  prospectus   supplement  and  the  accompanying   prospectus   include
particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein misleading in any material respect.

    In this prospectus supplement and accompanying prospectus, unless otherwise specified or the context otherwise requires, references to "dollars", "$" and "U.S.$" are to United States dollars, and references to "E" and "Euro" mean the lawful currency of the member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Communities as amended by the Treaty of European Union.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    General Motors Acceptance Corporation ("GMAC" or the "Company") is subject to the information requirements of the Securities Exchange Act and files reports and other information with the SEC. You may read and copy any reports or other information General Motors Acceptance Corporation files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also request copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GMAC's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

    The SEC  allows  us to  "incorporate  by  reference"  information  into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC, including the Company's annual, quarterly and current reports. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and accompanying prospectus.

    This document  incorporates  by reference the documents set forth below that
GMAC  previously  filed  with  the  SEC.  These  documents   contain   important
information about GMAC and its finances.

SEC FILINGS                                        PERIOD
-----------                                        ------
Annual Report on Form 10-K.........     Year ended December 31, 1997
Quarterly Reports on Form 10-Q.....     Quarters  ended March 31, 1998, June 30,
                                        1998 and September 30, 1998
Current Reports on Form 8-K........     Dated January 5, 1998, January 30, 1998,
                                        April  27,  1998,  October  13, 1998 and
                                        January 21, 1999

    Other documents incorporated by reference may be obtained through the SEC and are available from GMAC without charge. You may obtain documents incorporated by reference in this document by making a request to GMAC by telephone at (313) 556-1240 or in writing at the following address:

                           G.E. Gross, Comptroller
                           General Motors Acceptance Corporation
                           3044 West Grand Boulevard
                           Mail code 482-1x1-103
                           Detroit, Michigan 48202

    This prospectus supplement and accompanying prospectus, together with the documents incorporated in them by reference, will be available free of charge at the office of Banque Generale du Luxembourg S.A., 50 Avenue J. F. Kennedy, L-2951, Luxembourg.


              DESCRIPTION OF GENERAL MOTORS ACCEPTANCE CORPORATION

    General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation, was incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, the Company merged with its predecessor which was originally incorporated in 1919 under the New York Banking Law relating to investment companies, and thereupon assumed all of its predecessor's assets, liabilities and obligations.

    Operating directly and through subsidiaries and associated companies in which it has equity investments, the Company offers a wide variety of automotive financial services to and through franchised General Motors dealers in many countries throughout the world. Financial services also are offered to other automobile dealerships and to the customers of those dealerships. Other financial services offered by the Company or its subsidiaries include insurance and mortgage banking.

    The principal business of the Company and its subsidiaries is to finance the acquisition by franchised General Motors dealers for resale of various new automotive and nonautomotive products manufactured by General Motors Corporation or certain of its subsidiaries and associates, and to acquire from such dealers, either directly or indirectly, installment obligations covering retail sales and leases of new General Motors products as well as used units of any make. In addition, new products of other manufacturers are financed. The Company also leases motor vehicles and certain types of capital equipment to others.

    The automotive financing industry is highly competitive. The Company's principal competitors are affiliated finance subsidiaries of other major manufacturers as well as a large number of banks, commercial finance companies, savings and loan associations and credit unions. The business of the Company is influenced by its ability to offer competitive financing rates which in turn is directly affected by its access to capital markets.

    The Company has its principal executive offices at 3044 West Grand Boulevard, Detroit, Michigan 48202, United States.


                            DIRECTORS OF THE COMPANY

         NAME                                          POSITION
         ----                                          --------
John G. Blahnik..............   Vice  President and Treasurer, Delphi Automotive
                                Systems Corporation
Richard J.S. Clout...........   Executive Vice President
Eric A. Feldstein............   Vice  President  and  Treasurer, General  Motors
                                Corporation
John D. Finnegan.............   President, General Motors Acceptance Corporation
                                and  Vice President and Group Executive, General
                                Motors Corporation
John E. Gibson...............   Executive Vice President
J. Michael Losh..............   Chairman, General Motors Acceptance  Corporation
                                and Executive Vice President and Chief Financial
                                Officer, General Motors Corporation
William F. Muir..............   Executive  Vice  President  and Chief  Financial
                                Officer
Harry J. Pearce..............   Vice Chairman, General Motors Corporation
W. Allen Reed................   Vice   President  and   Chief  Investment  Funds
                                Officer, General Motors Corporation
John F. Smith, Jr............   Chairman  and  Chief  Executive Officer, General
                                Motors Corporation
G. Richard Wagoner, Jr.......   President  and  Chief Operating Officer, General
                                Motors Corporation
Ronald L. Zarrella...........   Executive  Vice  President and  President of  GM
                                North America, General Motors Corporation

    The above Directors do not hold any significant position outside General Motors Corporation, the Company and their respective subsidiaries.

    The business address of each Director is 3044 West Grand Boulevard, Detroit, Michigan 48202, United States.


                       RATIO OF EARNINGS TO FIXED CHARGES

       NINE MONTHS ENDED                                YEARS ENDED
         SEPTEMBER 30,                                  DECEMBER 31,
       -----------------                               --------------
         1998       1997                               1997      1996
         ----       ----                               ----      ----

         1.34       1.45                               1.42      1.41

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

    See "Ratio of Earnings to Fixed Charges" in the accompanying prospectus for additional information.


                               RECENT DEVELOPMENTS

    The Company reported 1998 consolidated net income of $1,325 million, up 2% from the $1,301 million earned in 1997. Fourth quarter 1998 results totaled $298 million, up 7% from the $279 million earned in the final quarter of 1997.


                   CONSOLIDATED CAPITALIZATION OF THE COMPANY

                                   (UNAUDITED)
                          (IN MILLIONS OF U.S. DOLLARS)

                                                                   SEPTEMBER 30,
                                                                       1998
                                                                   -------------
NOTES, LOANS AND DEBENTURES
 Payable within one year............................................  $50,959.6
 Payable after one year.............................................   40,937.7
                                                                      ---------
   Total notes, loans and debentures................................  $91,897.3
                                                                      =========
STOCKHOLDER'S EQUITY
 Common stock, $.10 par value (authorized 10,000 shares, outstanding
 10 shares)                                                           $ 2,200.0
  and paid-in capital...............................................
 Net income retained for use in the business........................    7,128.4
 Net unrealized gains on securities.................................      306.6
 Unrealized accumulated foreign currency translation adjustment.....     (136.2)
                                                                      ---------
  Accumulated other comprehensive income............................      170.4
                                                                      ---------
  Total stockholder's equity........................................  $ 9,498.8
                                                                      =========

    There has been no material change in the consolidated capitalization of the Company since September 30, 1998.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected financial data derived from the audited consolidated financial statements of the Company for the two years ended December 31, 1997 and 1996 and from unaudited financial statements for the nine months ended September 30, 1998 and 1997. The Company believes that all adjustments necessary for the fair presentation thereof have been made to the unaudited financial data. The results for the interim period ended September 30, 1998 are not necessarily indicative of the results for the full year. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in the accompanying prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.


                                                         NINE MONTHS ENDED                YEARS ENDED
                                                           SEPTEMBER 30,                  DECEMBER 31,
                                                        -------------------           -------------------
                                                        1998           1997           1997           1996
                                                        ----           ----           ----           ----
                                                                  (IN MILLIONS OF U.S. DOLLARS)
    BALANCE SHEET DATA(1):
    Cash and Cash Equivalents..................     $     614.2    $     476.0    $     759.2     $   742.3
                                                    -----------    -----------    -----------     ---------
    Earning Assets
    Investments in securities..................         8,134.9        6,153.2        7,896.1       4,556.8
    Finance receivables, net...................        63,725.3       59,581.8       59,630.8      58,380.0
    Investment in operating leases, net........        28,400.1       26,384.5       25,849.1      24,909.5
    Notes receivable from General Motors
     Corporation...............................         2,301.6          454.3          551.7         190.5
    Real estate mortgages--held for sale.......         5,424.6        4,790.4        5,119.5       2,785.0
                      --held for investment....           789.5          774.0          713.0         611.2
                      --lending receivables....         1,783.3        1,999.6        2,222.9       1,404.6
    Due and deferred from receivable sales, net           186.1          660.9          690.5       1,214.5
    Other......................................         2,558.1        1,499.4        1,807.6       1,617.6
                                                    -----------    -----------    -----------     ---------
     Total earning assets......................       113,303.5      102,298.1      104,481.2      95,669.7
                                                    -----------    -----------    -----------     ---------
    Nonearning assets..........................         4,705.1        2,444.4        4,078.9       2,166.0
                                                    -----------    -----------    -----------     ---------
    Total Assets...............................     $ 118,622.8    $ 105,218.5    $ 109,319.3     $98,578.0
                                                    ===========    ===========    ===========     =========
    Notes, loans and debentures payable within one
     year......................................     $  50,959.6    $  48,112.1    $  50,399.5     $45,809.9
                                                    -----------    -----------    -----------     ---------
    Accounts Payable and Other Liabilities
    General Motors Corporation and affiliated
     companies.................................         1,898.8        1,477.5          698.9         646.6
    Interest...................................         1,394.3        1,366.2        1,101.8       1,065.2
    Insurance losses and loss expenses.........         2,043.7        1,566.1        2,125.3       1,581.9
    Unearned insurance premiums................         1,865.0        1,494.6        1,804.1       1,437.5
    Deferred income taxes......................         2,796.6        2,323.5        2,577.1       2,215.8
    United States and foreign income and other
     taxes payable.............................           276.4          442.4          321.2          35.6
    Other postretirement benefits..............           690.9          652.5          652.6         627.0
    Other......................................         6,261.0        4,290.7        4,607.5       4,012.0
                                                    -----------    -----------    -----------     ---------
     Total accounts payable and other
      liabilities..............................        17,226.7       13,613.5       13,888.5      11,621.6
                                                    -----------    -----------    -----------     ---------
    Notes, loans and debentures payable after one
     year......................................        40,937.7       34,828.9       36,275.2      32,878.9
                                                    -----------    -----------    -----------     ---------
    Common stock, $.10 par value (authorized 10,000
     shares, outstanding 10 shares) and paid-in
     capital...................................         2,200.0        2,200.0        2,200.0       2,200.0
    Net income retained for use in the business         7,128.4        6,147.5        6,326.3       5,775.2
    Net unrealized gains on securities.........           306.6          388.8          368.5         276.7
    Unrealized accumulated foreign currency
     translation adjustment....................          (136.2)         (72.3)        (138.7)         15.7
                                                    -----------    -----------    -----------     ---------
     Accumulated other comprehensive income....           170.4          316.5          229.8         292.4
                                                    -----------    -----------    -----------     ---------
     Total stockholder's equity................         9,498.8        8,664.0        8,756.1       8,267.6
                                                    -----------    -----------    -----------     ---------
    Total Liabilities and Stockholder's Equity.     $ 118,622.8    $ 105,218.5    $ 109,319.3     $98,578.0
                                                    ===========    ===========    ===========     =========
----------

(1)      Certain amounts for 1997 have been reclassified to conform with 1998 classifications.





                                                         NINE MONTHS ENDED               YEARS ENDED
                                                           SEPTEMBER 30,                 DECEMBER 31,
                                                        -------------------          -------------------
                                                        1998           1997          1997           1996
                                                        ----           ----          ----           ----
                                                                  (IN MILLIONS OF U.S. DOLLARS)
    INCOME STATEMENT DATA(1):
    Financing Revenue
    Retail and lease financing...................     $2,834.4      $2,691.9     $  3,570.5    $  3,822.2
    Operating leases.............................      5,415.8       5,445.7        7,260.5       7,214.6
    Wholesale and term loans.....................      1,211.5       1,320.3        1,745.6       1,607.0
                                                      --------      --------     ----------    ----------
     Total automotive financing revenue..........      9,461.7       9,457.9       12,576.6      12,643.8
    Interest and discount........................      4,316.7       3,885.6        5,255.5       4,937.5
    Depreciation on operating leases.............      3,488.2       3,475.4        4,677.5       4,627.0
                                                      --------      --------     ----------    ----------
     Net automotive financing revenue............      1,656.8       2,096.9        2,643.6       3,079.3
    Insurance premiums earned....................      1,416.9         914.3        1,360.4       1,158.0
    Mortgage revenue.............................      1,455.6       1,090.7        1,498.7         943.7
    Other income.................................        960.2         843.2        1,159.7       1,228.2
                                                      --------      --------     ----------    ----------
     Net Financing Revenue and Other.............      5,489.5       4,945.1        6,662.4       6,409.2
                                                      --------      --------     ----------    ----------
    Expenses
    Salaries and benefits........................        861.4         806.9        1,050.4         974.3
    Other operating expenses.....................      1,703.9       1,256.5        1,801.8       1,716.0
    Insurance losses and loss adjustment expenses      1,115.9         717.6        1,073.5         972.2
    Provision for credit losses..................        322.6         395.9          522.7         669.0
                                                      --------      --------     ----------    ----------
     Total expenses..............................      4,003.8       3,176.9        4,448.4       4,331.5
                                                      --------      --------     ----------    ----------
    Income before income taxes...................      1,485.7       1,768.2        2,214.0       2,077.7
    United States, foreign and other income taxes        458.6         745.9          912.9         837.2
                                                      --------      --------     ----------    ----------
     Net Income..................................      1,027.1       1,022.3        1,301.1       1,240.5
    Net income retained for use in the business at
     beginning of the period.....................      6,326.3       5,775.2        5,775.2       5,734.7
                                                      --------      --------     ----------    ----------
    Total........................................      7,353.4       6,797.5        7,076.3       6,975.2
    Cash dividends...............................        225.0         650.0          750.0       1,200.0
                                                      --------      --------     ----------    ----------
     Net Income Retained for use in the Business at
     end of the Period...........................     $7,128.4      $6,147.5     $  6,326.3    $  5,775.2
                                                      ========      ========     ==========    ==========
----------

(1) Certain amounts for 1997 have been reclassified to conform with 1998 classifications.


                 CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS

CURRENCY CONVERSIONS

    Initial purchasers of the 4% Notes due February 9, 2006 (the "Notes") are required to make payment in Euro. The underwriters are prepared to arrange for the conversion of U.S. dollars into Euro to enable investors in the United
States to make payment in Euro. Each such conversion will be made by such underwriter on such terms and subject to such conditions, limitations and charges as such underwriter may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable United States laws and regulations. All costs of conversions will be borne by such investors. See "Description of Notes--Payments" and "--Foreign Exchange Risks".

    Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see "--Foreign Exchange Risks" and "United States Federal Taxation".

FOREIGN EXCHANGE RISKS

    An investment in the Notes that are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the "home currency") entails significant risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Euro and the possibility of the imposition or modification of foreign exchange controls with respect to the dollar or Euro. Such risks generally depend on events over which the Company has no control, such as economic and political events and the supply of and demand for the dollar or Euro and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the Euro against the relevant home currency could result in a decrease in the effective yield of a particular note below its coupon rate and, in certain circumstances could result in a loss to the investor on a home currency basis.

    This description of foreign currency risks does not describe all of the risks of an investment in notes denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.


                                 USE OF PROCEEDS

    The net proceeds from the sale of the Notes offered hereby will be, before expenses, E745,290,000. The Company expects that its estimated expenses will be E187,500.


                              DESCRIPTION OF NOTES

GENERAL

    The following description of the particular terms of the 4% Notes Due February 9, 2006 offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the prospectus. The Notes are part of the Debt
Securities registered by the Company in March 1998 to be issued on terms to be determined at the time of sale.

    The Notes offered hereby will be issued in an aggregate principal amount of E750,000,000 pursuant to an Indenture dated as of July 1, 1982, as amended, which is more fully described in the accompanying prospectus and the Notes have been authorized and approved by resolution of the Board of Directors of the Company dated February 10, 1998.

    The Indenture and the Notes provide that they are governed by, and construed in accordance with, the laws of the State of New York, United States.

    The Notes will be redeemed at par on February 9, 2006. The Notes are not redeemable by the Company prior to maturity unless certain events occur involving U.S. taxation. See "--Redemption for Tax Reasons."

INTEREST

    The Notes bear interest from February 9, 1999 at the rate of 4% per annum. Interest on the Notes will be payable annually in arrears on February 9, commencing on February 9, 2000, unless any payment would otherwise fall on a day which is not a Business Day (as defined below), in which case the payment shall be made on the next Business Day and no further interest shall be paid in respect of the delay in such payment.

    Whenever it is necessary to compute any amount of accrued interest in respect of the Notes for a period of less than a full year, such interest shall be calculated on the basis of the actual number of days in the relevant interest period divided by 365 or (in the case of a leap year) 366 days, as the case may be.

FORM, DENOMINATION AND TRANSFER

    The Notes will be represented by two permanent global Notes without interest coupons which will not be exchangeable for definitive Notes. The DBC Global Notes (the "DBC Global Note") will be kept in the custody of Deutsche Borse Clearing AG (the "DBC"). The DBC Global Note will be issued in registered form in the name of DBC and will represent the Notes held by owners of beneficial interests through financial institutions that are accountholders in DBC (the "DBC Accountholders"), including such Notes which are held through Cedelbank and Euroclear, each of which has an account with DBC, and any other clearing system which maintains an account with DBC. The DTC Global Notes (the "DTC Global Note") will be kept in custody by Deutsche Bank AG New York ("Deutsche Bank New York") or any successor, as custodian for the Depository Trust Company (the "DTC"). The DTC Global Note will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the Notes held by owners of beneficial interests through financial institutions that are participants in DTC. Together, the Notes represented by the DBC Global Note and the DTC Global Note will equal the aggregate principal amount of the Notes outstanding at any time. The amount of Notes represented by each of the DBC Global Note and the DTC Global Note is evidenced by the register (the "Register") maintained for that purpose by the Registrar (as defined under "--Registrar and Paying Agent").

    The Notes will be sold in minimum denominations of E1,000 and integral multiples thereof.

    Transfers of Notes (a) between DBC Accountholders on the one hand and DTC Participants (as defined under "Clearing and Settlement--Certification and Custody") on the other hand shall be recorded in the Register and shall be effected by an increase or a reduction in the aggregate amount of Notes represented by the DTC Global Note and the DBC Global Note, as the case may be;
(b) between DBC Accountholders shall be effected in accordance with procedures established for this purpose by DBC; (c) between DTC Participants shall be effected in accordance with procedures established for this purpose by DTC; (d) between participants of another clearing system maintaining an account with DBC or between participants of other clearing systems each of which maintains an account with DBC shall be effected in accordance with procedures established for such purposes by the relevant clearing system; and (e) between participants of other clearing systems maintaining an account with DBC on the one hand and DBC Accountholders on the other hand shall be effected in accordance with the procedures established for this purpose by DBC.

    Transfers of Notes or exchanges of Notes in the manner set forth pursuant to clause (a) in the preceding paragraph may not be effected during the period commencing at the close of business on the Record Date as defined under "Description of Notes--Payments" and ending on the related payment date (both dates inclusive).

    Owners of beneficial interests in the global Notes may incur fees payable in respect of maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

TITLE

    Subject to applicable law and the terms of the Indenture, GMAC, the Registrar and any paying agent will treat the persons in whose names the DTC Global Note and DBC Global Note (collectively, the "Global Notes") are registered, initially Cede & Co. and DBC (collectively, the "holders"), as owners of such Notes for the purpose of receiving payments of principal and interest on the Notes and for all other purposes whatsoever. Therefore, none of GMAC, the Registrar or any paying agent has any direct responsibility or liability for the payment of principal of or interest on the Notes to owners of beneficial interests in the DTC Global Note and the DBC Global Note.

PAYMENTS

    Payments of principal of, and interest on, the Notes shall be made on the relevant payment date to the registered holders of the Global Notes in Euro as set forth below. The amount of payments to DBC and to DTC shall correspond to the aggregate principal amount of Notes represented by the DBC Global Note and the DTC Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the DBC Global Note and the DTC Global Note, as the case may be, to the Registrar.

    Any owner of beneficial interests in the DTC Global Note (a "DTC Noteholder") shall receive payments of principal and interest in respect of the Notes in U.S. dollars, unless such DTC Noteholder elects to receive payments in Euro in accordance with the procedures set out below. To the extent that DTC Noteholders shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC Noteholders in respect of any such payment (the "Euro Conversion Amount") shall be converted by the Registrar into U.S. dollars and paid by wire transfer of same day funds to the registered holder of the DTC Global Note for payment through DTC's settlement system to the relevant DTC Participants. All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the Registrar's bid quotation, at or prior to 11:00 a.m. New York time, on the second New York Business Day (as used herein, New York Business Day refers to any day which is not a Saturday or Sunday or a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York) preceding the relevant payment date, for the purchase by the Registrar of U.S. dollars with Euro in an amount equal to the Euro Conversion Amount for settlement on such payment date. If such bid quotation is not available, the Registrar shall obtain a bid quotation from a leading foreign exchange bank in The City of New York selected by the Registrar for such purpose after consultation with GMAC. If no bid quotation from a leading foreign exchange bank is available, payment of the Euro Conversion Amount will be in Euro to the account or accounts specified by DTC to the Registrar. Until such account or accounts are so specified, the funds still held by the Registrar shall bear interest at the rate of interest quoted by the Registrar for deposits with it on an overnight basis to the extent that the Registrar is reasonably able to reinvest such funds.

    Any DTC Noteholder may elect to receive payment of principal and interest with respect to the Notes in Euro by causing DTC to notify the Registrar by the time specified below of (i) such DTC Noteholder's election to receive all or a portion of such payment in Euro and (ii) wire transfer instructions to a Euro account in a principal financial center of a member state of the European Union that participates in the European Economic and Monetary Union. Such election in respect of any payment shall be made by the DTC Noteholder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. DTC's notification of such election and wire transfer instructions and of the amount payable in Euro pursuant to this paragraph must be received by the Registrar prior to 5:00 p.m. New York time on the fifth New York Business Day in the case of interest and prior to 5:00 p.m. New York on the eighth New York Business Day prior to the payment date for the payment of principal. Any payment under this paragraph in Euro shall be made by wire transfer of same-day funds to the Euro accounts designated by DTC.

    All payments made by GMAC to the registered holders of the Global Notes shall discharge the liability of GMAC under the Notes to the extent of the sums so paid.

    The record date (the "Record Date") for purposes of blocking transfers between the DBC Global Note and DTC Global Note and payments of principal and interest to the holder of the relevant Global Note shall be, in respect of each such payment, the earlier of the following dates: (a) the date determined in accordance with the conventions observed by DBC from time to time for the entitlement of DBC Accountholders to payments in respect of debt securities denominated in Euro and represented by permanent global certificates (currently the relevant due date), and (b) the tenth New York Business Day preceding the relevant due date. Transfers or exchanges of Notes between the DBC Global Note and DTC Global Note may not be effected during the period commencing at the close of business on the Record Date and ending on the related payment date (both dates inclusive).

    If any due date for payment of principal or interest in Euro in respect of any Notes is not a Business Day, such payment will not be made until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, and (b) a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System ("TARGET") is operating.

REGISTRAR AND PAYING AGENT

    GMAC has appointed Deutsche Bank Aktiengesellschaft as registrar (as such, the "Registrar"). GMAC may at any time vary or terminate the appointment of the Registrar or any paying agent or approve any change in the office through which they act, provided that there shall at all times be a Registrar, and provided further that so long as the Notes are listed on any stock exchange (and the rules of such stock exchange so require), GMAC will maintain a paying agent with offices in the city in which such stock exchange is located.

    The Registrar and any paying agent in such capacities are acting exclusively as agents of GMAC and do not have any legal relationship of any nature with or accountability to the holders of the Notes.

FURTHER ISSUES

    The Company may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further Notes ranking PARI PASSU with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes) and so that such further Notes may be consolidated and form a single series with the Notes and have the same term as to status, redemption or otherwise as the Notes.

PAYMENT OF ADDITIONAL AMOUNTS

    The Company will pay to the holder of any Note who is a non-United States person (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on such Note, after deduction or withholding by the Company or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge; provided, however, that the foregoing obligation to pay such additional amounts shall not apply to:

        (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or (ii) such holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

        (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

        (c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

        (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any Note;

        (e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a Note who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of
    Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

        (f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with (i) certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding) or (ii) any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

        (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any Note, if such payment can be made without such withholding by at least one other paying agent; or

        (h) any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the Note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.

    The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes--Redemption for Tax Reasons", the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

    As used under this heading "Payment of Additional Amounts" and under the headings "Description of Notes--Redemption for Tax Reasons" and "United States Federal Taxation--Tax Consequences to Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source and "non-United States person" has the meaning set forth in "United States Federal Taxation--Tax Consequences to Non-United States Persons" below.

REDEMPTION FOR TAX REASONS

    If, as a result of any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, or any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this prospectus supplement or which proposal is made after such date, or as a result of any action taken by any taxing authority of the United States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to the Company, there is, in such case, in the written opinion of independent legal counsel of recognized standing to the Company, a material increase in the probability that the Company has or may become obligated to pay Additional Amounts (as described above under "Payment of Additional Amounts"), and the Company in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to the Company, not including assignment of the Notes, the Notes may be redeemed, as a whole but not in part, at the option of the Company at any time thereafter, upon notice to the Trustee and the holders of the Notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with accrued interest thereon to the date fixed for redemption.

NOTICES

    Notices to holders of the Notes will be published in authorized daily newspapers in The City of New York, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in THE WALL STREET JOURNAL, and in Luxembourg in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

    So long as no Notes in definitive form have been issued and a Global Note is held on behalf of the relevant clearing systems and the rules of any stock exchange on which the Notes are listed so permit, notices to Noteholders may be given by delivery of the relevant notice to the relevant clearing systems for communication to entitled Noteholders rather than by publication.

                             CLEARING AND SETTLEMENT

CERTIFICATION AND CUSTODY

    Clearing and settlement arrangements, including the existing links between DBC, Cedelbank and Euroclear and an especially created link between these systems and DTC, will provide investors access to four major clearing systems. The Notes will be represented by global Notes which will not be exchangeable for definitive Notes representing individual Notes. The DBC Global Note, to be held in DBC, will be issued in registered form in the name of DBC and will represent the Notes held by owners of beneficial interests therein electing to hold Notes through financial institutions that are DBC Accountholders. Cedelbank and
Euroclear  participate  in  DBC,  and,  accordingly,  Notes  held by  owners  of beneficial interests therein electing to hold Notes through financial institutions that are participants in Cedelbank and Euroclear ("Cedelbank and Euroclear Participants") are thus included in the DBC Global Note. The DTC Global Note, which will be held by Deutsche Bank New York as custodian for DTC, will be issued in registered form in the name of DTC's nominee Cede & Co. and will represent the Notes held by owners of beneficial interests therein electing to hold Notes through financial institutions that are participants in DTC ("DTC Participants").

    Together, the Notes represented by the DBC Global Note and the DTC Global Note will equal the total aggregate principal amount of the Notes outstanding at any time. When subsequent secondary market sales settle between the DBC and DTC clearing systems, such sales shall be recorded in the Register and shall be reflected by respective increases and decreases in the DBC Global Note and the DTC Global Note.

    Deutsche Bank Aktiengesellschaft, Frankfurt am Main, as the Registrar and as a DBC Accountholder, provides the link between DBC and DTC through Deutsche Bank New York.

    Owners of beneficial interests in the DBC Global Note or the DTC Global Note will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of definitive Notes representing individual Notes.

PAYMENTS

    Principal and interest payments on the Notes will be made by GMAC through the Registrar to DBC as the holder of the DBC Global Note and to Cede & Co. as the holder of the DTC Global Note in Euro. Any DTC Noteholder shall receive payments of principal and interest in respect of the Notes in U.S. dollars, unless such DTC Noteholder elects to receive payments in Euro as set forth under "Description of Notes--Payments." All payments duly made by GMAC to DBC as the holder of the DBC Global Note and to, or to the order of, Cede & Co. as the holder of the DTC Global Note, shall discharge the liability of GMAC under the Notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, none of GMAC, the Registrar or any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Notes. Payments by DTC Participants and Indirect DTC Participants (as defined under "--The Clearing Systems--DTC" below) to owners of beneficial interests in the DTC Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of the DTC Participants or Indirect DTC Participants. None of GMAC, the Registrar or any paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC Global Note or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to the DBC Global Note and payments to owners of interests therein.

THE CLEARING SYSTEMS

    The clearing systems have advised GMAC as follows:

    DBC. DBC is incorporated under the laws of Germany and acts as a specialized depositary and clearing organization. DBC is subject to regulation and supervision by the German Federal Banking Authority (Bundesaufsichtsamt fur das Kreditwesen).

    DBC holds securities for its accountholders and facilitates the clearance and settlement of securities transactions between its accountholders through electronic book-entry changes in securities accounts with simultaneous payment in Euro in same-day funds. Thus, the need for physical delivery of Notes is eliminated.

    DBC provides to the DBC Accountholders, among other things, services for safekeeping, administration, clearance and settlement of domestic German and internationally traded securities and securities lending and borrowing. DBC Accountholders are banking institutions located in Germany, including German branches of non-German financial institutions, and securities brokers or dealers admitted to a German stock exchange that meet certain additional requirements. Indirect access to DBC is available to others such as Cedelbank and Euroclear and the underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and others, including individuals, that clear through or maintain custodial relationships with DBC Accountholders either directly or indirectly.

    DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC Participants and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include certain of the underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect DTC Participants").

    Transfers of ownership or other interests in Notes in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of Notes in DTC will receive all distributions of principal of and interest on the Notes from the Registrar through such DTC Participant.

    Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and, because owners of beneficial interests in the Notes holding through DTC will hold interests in the Notes through DTC Participants or Indirect DTC Participants, the ability of such owners of beneficial interests to pledge Notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to such Notes, may be limited.

    Ownership of interests in the DTC Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC Participants and the Indirect DTC Participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the DTC Global Note is limited to such context.

    DTC's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to properly perform its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

    CEDELBANK. Cedelbank is incorporated under the laws of Luxembourg as a professional depository. Cedelbank holds securities for Cedelbank Participants and facilitates the clearance and settlement of securities transactions between Cedelbank Participants through electronic book-entry changes in accounts of Cedelbank Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include these underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Participant either directly or indirectly.

    Distributions with respect to Notes held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Participants in accordance with its rules and procedures, to the extent received by Cedelbank.

    EUROCLEAR. Euroclear was created in 1968 to hold securities for Euroclear Participants and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    PRIMARY MARKET. The DBC Global Note and the DTC Global Note, respectively, will be delivered at initial settlement to DBC and Deutsche Bank New York (as custodian for DTC), respectively. Customary settlement procedures will be followed for participants of each system at initial settlement. Primary market purchasers are required to pay for the Notes in Euro unless otherwise arranged. See "Currency Conversions and Foreign Exchange Risks--Currency Conversions".

    Settlement procedures applicable to the domestic Euro-denominated bond market will be followed for primary market purchasers which are DBC Accountholders. Notes will be credited to their securities accounts on the settlement date against payment in Euro in same-day funds. Settlement procedures applicable to Euro-denominated Notes will be followed for primary market purchasers which are Cedelbank or Euroclear Participants. Notes will be credited to their securities accounts on the settlement date against payment in same-day funds.

    Primary market purchasers, which are DTC Participants can have their securities accounts with DTC credited with Notes (i) "free of payment" if they have arranged for payment in Euro outside DTC or (ii) against payment in U.S. dollars in same day funds on the settlement date through DTC's Funds Settlement System.

    SECONDARY  MARKET.  The  following   paragraphs  set  forth  the  procedures
governing settlement of secondary market sales of securities such as the Notes in effect on the date hereof.

        (A) SECONDARY MARKET SALES OF NOTES FOR SETTLEMENT WITHIN EACH CLEARING SYSTEM AND BETWEEN CEDELBANK AND EUROCLEAR PARTICIPANTS. These sales will be settled in accordance with the rules and procedures established by that system. Settlement within DBC will generally be made on a two business-day basis. Sales to be settled within Cedelbank or Euroclear and between Cedelbank and Euroclear will normally settle on a three-day basis unless parties specify a different period (which may be as short as two days). DTC is a U.S. dollar-based system but sales may be settled in other currencies on a free-delivery basis. Sales to be settled within DTC will normally settle on a three-day basis, unless parties specify a different period.

        (B) SECONDARY MARKET SALES BETWEEN DBC ACCOUNTHOLDERS AND CEDELBANK OR EUROCLEAR PARTICIPANTS. These trades normally settle on a three-day basis (unless parties specify a different period, which may be as short as two days).

        (C) SECONDARY MARKET SALES FROM A DTC PARTICIPANT TO A DBC ACCOUNTHOLDER OR A CEDELBANK OR EUROCLEAR PARTICIPANT. Two days prior to a settlement, a DTC Participant selling Notes to a DBC Accountholder or a Cedelbank or Euroclear Participant will notify Deutsche Bank New York of the settlement instructions and will deliver the Notes to Deutsche Bank New York by means of DTC's Deliver Order procedures. Deutsche Bank New York will send the settlement instructions to the Registrar. One day prior to settlement, the Registrar will enter delivery-versus-payment instructions into DBC for settlement through its DBC transfer account; if the purchaser holds through Cedelbank or Euroclear, the Cedelbank or Euroclear Participant will instruct its clearing system to transmit receipt-versus-payment instructions to DBC, and the DBC Accountholder will transmit such instructions directly to DBC, with Deutsche Bank New York as counterparty. On the settlement date, the DTC Participant will input a Deposit/Withdrawal at Custodian ("DWAC") transaction to remove the Notes to be sold from its DTC securities account; matched and pre-checked trades are settled versus payment--the DBC Accountholder's or Cedelbank Participant's securities account is credited same day value, the Euroclear Participant's securities account is credited not later than the next business day for the value settlement date, and the Registrar causes the DTC Participant's pre-specified Euro account at the Registrar to be credited for same-day value, or any other Euro account pre-specified by such DTC Participant for value the next business day.

        (D) SECONDARY MARKET SALES FROM A DBC ACCOUNTHOLDER OR A CEDELBANK OR EUROCLEAR PARTICIPANT TO A DTC PARTICIPANT. Two days prior to settlement, a DTC Participant will send Deutsche Bank New York, the details of the transaction for transmittal to the Registrar and instruct its bank to fund the Registrar's Euro account one business day prior to settlement.

        A Cedelbank or Euroclear Participant will instruct its clearing system no later than one business day prior to settlement to transmit delivery-versus-payment instructions to DBC, and a DBC Accountholder will transmit one business day prior to settlement such instructions directly to DBC, naming the Registrar as counterparty with further credit to DTC. At the same time (I.E., one business day prior to settlement), the Registrar will transmit settlement instructions to DBC.

        On the settlement day, upon settlement of the trade in DBC, the Registrar will inform Deutsche Bank New York of such settlement; the DTC Participant will initiate a DWAC deposit transaction for Deutsche Bank New York to approve, resulting in a deposit of Notes in the DTC Participant's securities account for same-day value. The DBC Accountholder or a Cedelbank or Euroclear Participant's accounts are credited with the sales proceeds for same-day value.

        Settlement in other currencies between the DTC and DBC systems is possible using free-of-payment transfers to move the Notes, but funds movements will take place separately.


                         UNITED STATES FEDERAL TAXATION

    The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the Notes. This summary provides general information only and is directed solely to original holders purchasing Notes at the "issue price", that is, the first price to the public at which a substantial amount of the Notes is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, persons who have ceased to be United States citizens or to be taxed as resident aliens or United States person whose functional currency, as defined in Section 985 of the Code, is not the U.S. dollar. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES PERSONS

    For purposes of the following discussion, "United States person" means a beneficial owner of a Note that is for United States federal income tax purposes
(i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

PAYMENTS OF INTEREST

    Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

    A United States person that uses the cash method of accounting and receives a payment of interest with respect to a Note in U.S. dollars will be required to include the amount of such payment in income upon receipt. A cash method United States person that receives a payment of interest on a Note in Euro, pursuant to the election described under "Description of Notes--Payments", will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States person's tax basis in the foreign currency.

    A United States person that uses the accrual method of accounting will be required to include in income the U.S. dollar value of the amount of interest income that has accrued with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such United States person will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A United States person may elect to translate interest income into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, alternatively, if the date of receipt of payment is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States person that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a Note generally will equal the cost of the Note to the United States person.

    In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

    A United States person's tax basis in a Note, and the amount of any subsequent adjustment to such holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States person who purchases a Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States person's tax basis in the foreign currency and the U.S. dollar fair market value of the Note on the date of purchase.

    Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss, which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States person acquired such Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period or at a spot rate elected as described above. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States person on the sale, exchange or retirement of the Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the United
States person or the "qualified business unit" of the United States person on whose books the Note is properly reflected. Any gain or loss realized by a United States person in excess of such foreign currency gain or loss will be capital gain or loss.

    A United States person will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States person on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate United States persons. The Company, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES PERSONS

    As used herein, the term "non-United States person" means an owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

INCOME AND WITHHOLDING TAX

    Subject to the discussion of backup withholding below:

        (a) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (1) (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Note certifies (generally on an IRS Form W-8) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form 1001 claiming the exemption; or (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form 4224; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false. After December 31, 1999 and, in certain circumstances, after December 31, 1998, a new IRS Form W-8 will replace current IRS Forms W-8, 1001 and 4224;

        (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

        (c) a Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power or all classes of stock of the Company entitled to vote and, at the time of such individual's death the income on the Note would not have been effectively connected with a United States trade or business of the individual.

    With respect to the  certification  requirement  referred to in subparagraph
(a), for Notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to a Note after December 31, 1999 and, in certain circumstances, after December 31, 1998, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

    If a non-United States person holding a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. Such a holder may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

    Each holder of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate and the holder (including the beneficial owner) will not be entitled to any additional amounts from the Company described under the heading "Description of
Notes--Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign holders of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current Treasury Regulations, backup withholding (imposed at the rate of 31%) will not apply to payments made by the Company or a paying agent to a holder in respect of a Note if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above, are received, provided in each case that the Company or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

    Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a Note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or in the case of payments made after December 31, 1999 and, in certain circumstances, payments made after December 31, 1998, a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through  the  United  States  office  of a broker  are  subject  to  information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

    Non-United States persons holding Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

    Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

    The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement dated January 26, 1999 (the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Deutsche Bank Aktiengesellschaft and Merrill Lynch International are acting as representatives (the "Representatives"), has severally agreed to purchase the principal amount of the Notes set forth opposite its name below. In the
Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased. In the event of default by an underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                     PRINCIPAL
                                                                      AMOUNT
                                                                      IN EURO
  UNDERWRITERS                                                          (E)
  ------------                                                       ---------
  Deutsche Bank Aktiengesellschaft..............................     318,750,000
  Merrill Lynch International...................................     318,750,000
  ABN AMRO Bank N.V.............................................      11,250,000
  Banca d'Intermediazione Mobiliare IMI.........................      11,250,000
  Barclays Bank PLC.............................................      11,250,000
  Commerzbank Aktiengesellschaft................................      11,250,000
  Dresdner Bank AG London Branch................................      11,250,000
  Midland Bank plc..............................................      11,250,000
  J.P. Morgan Securities Ltd....................................      11,250,000
  Paribas.......................................................      11,250,000
  Societe Generale..............................................      11,250,000
  UBS AG, acting through its division Warburg Dillon Read.......      11,250,000
                                                                     -----------
              Total.............................................     750,000,000
                                                                     ===========

    The Representatives of the underwriters have advised the Company that they propose initially to offer the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of .150% of the principal amount of the Notes. After the initial public offering, the public offering price and concession may be changed.

    The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. Only offers and sales of the Notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the Registration Statement of which the prospectus, as supplemented by this prospectus supplement, is a part.

    Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither the Company nor any other underwriter shall have responsibility therefor.

    Each underwriter, severally and not jointly, represents and agrees that:

        (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

        (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on; and

        (iii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

    Although application has been made to list the Notes on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. The Company has been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

    Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

    In connection with the sale of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

    Dennis Weatherstone, a director of J.P. Morgan & Co. Incorporated, of which J.P. Morgan Securities Ltd. is an indirect wholly-owned subsidiary, is a director of General Motors Corporation. In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with the Company and certain of its affiliates.


                               GENERAL INFORMATION

    Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Notes have been deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998), as well as all future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. In addition, copies of the Annual Reports and Quarterly Reports of the Company may be obtained free of charge at such office.

    Except as may be disclosed herein, there has been no material change in the financial or trading position of the Company since December 31, 1997.

    The Company is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have or have had during the previous 12 months a significant effect on the Company's consolidated financial position.

    The  Notes  have been  assigned a  German  Securities Code (WKN) No. 291815,
Euroclear  and  Cedelbank  Common  Code  No.  9449965,  International   Security
Identification Number (ISIN) DE0002918158 and CUSIP No. 370425RE2.

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed on for the Company by Martin I. Darvick, Esq., Assistant General Counsel of the Company, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value.

    The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and the Company in various matters.

                        REGISTERED OFFICES OF THE COMPANY

                            3044 West Grand Boulevard
                             Detroit, Michigan 48202
                                  United States

                             LEGAL AND TAX ADVISORS
                                 TO THE COMPANY

                            (AS TO UNITED STATES LAW)
                             MARTIN I. DARVICK, ESQ.
                            3031 West Grand Boulevard
                             Detroit, Michigan 48202
                                  United States

                            (AS TO UNITED STATES LAW)
                              PETER F. HILTZ, ESQ.
                            3044 West Grand Boulevard
                             Detroit, Michigan 48202
                                  United States

                                    AUDITORS

                              INDEPENDENT AUDITORS
                                 OF THE COMPANY
                              DELOITTE & TOUCHE LLP
                             600 Renaissance Center
                          Detroit, Michigan 48243-1274
                                  United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                            (AS TO UNITED STATES LAW)
                              DAVIS POLK & WARDWELL
                              450 Lexington Avenue
                            New York, New York 10017
                                  United States

                                  LISTING AGENT

                       BANQUE GENERALE DU LUXEMBOURG S.A.
                             50 Avenue J. F. Kennedy
                                L-2951 Luxembourg

                                     TRUSTEE

                              THE BANK OF NEW YORK
                               101 Barclay Street
                                    Floor 7E
                            New York, New York 10286
                                  United States

                           PAYING AGENT AND REGISTRAR

                        DEUTSCHE BANK AKTIENGESELLSCHAFT
                           Grosse Gallusstrasse 10-14
                            D-60272 Frankfurt am Main
                                     Germany

                           PAYING AGENT IN LUXEMBOURG

                       BANQUE GENERALE DU LUXEMBOURG S.A.
                             50 Avenue J. F. Kennedy
                                L-2951 Luxembourg

PROSPECTUS
                      GENERAL MOTORS ACCEPTANCE CORPORATION

                                 DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

     General Motors Acceptance Corporation (the "Company"), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may offer from time to time its debt securities (the "Debt Securities") and its warrants (the "Warrants") to purchase any of the Debt Securities, for issuance and sale, at an aggregate initial offering price not to exceed $10,000,000,000, on terms to be determined at the time of sale. The Debt Securities and the Warrants are herein collectively called the "Securities." The terms of the Debt Securities including , where applicable, the specific designation, aggregate principal amount, maturity, rate and time of payment of interest, purchase price, any terms for redemption and the agent, dealer or underwriter, if any, in connection with the sale of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). Where Warrants are to be offered, a Prospectus Supplement shall set forth the offering price or terms, a description of the Debt Securities for which each Warrant is exercisable, the aggregate number, exercise price or prices, exercise period or periods, the expiration date or dates of the Warrants, the currency or currencies in which such Warrants are exercisable, the price or prices, if any, at which the Warrants may be redeemed at the option of the holder or will be redeemed upon expiration, and the Warrant Agent acting under the Warrant Agreement pursuant to which the Warrants are to be issued. The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents.
                                   ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                                   ---------------

If an agent of the Company or a dealer or underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's or underwriter's discount is set forth in, or may be calculated from, the Prospectus Supplement and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the Company from all the Securities will be the purchase price of Securities sold less the aggregate of agents' commissions and underwriter discounts and other expenses, if any, of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.

APRIL 3, 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH OFFERINGS, AND MAY BID FOR, AND PURCHASE, SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."
                             ---------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER.
                            ---------------

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission can be inspected, and copies may be obtained at prescribed rates, at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto and to which reference is hereby made.
                                ---------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act is incorporated by reference in this Prospectus.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. SUCH REQUEST SHOULD BE DIRECTED TO:

                            G. E. GROSS, COMPTROLLER
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                            3044 WEST GRAND BOULEVARD
                              MAIL CODE 482-1X1-103
                             DETROIT, MICHIGAN 48202
                                  (313) 556-1240

                           PRINCIPAL EXECUTIVE OFFICES

    General Motors Acceptance Corporation has its principal executive offices at 3044 West Grand Boulevard, Detroit, Michigan 48202 (Tel. No. 313-556-5000).

                       RATIO OF EARNINGS TO FIXED CHARGES

                            YEARS ENDED DECEMBER 31,
                       ------------------------------------
                       1997    1996    1995    1994    1993
                       ----    ----    ----    ----    ----

                       1.42    1.41    1.36    1.33    1.33

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of the Company and its consolidated subsidiaries; fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

                                 USE OF PROCEEDS

    The net proceeds from the sale of the Securities will be added to the general funds of the Company and will be available for the purchase of receivables, the making of loans or the repayment of debt. Such proceeds initially may be used to reduce short-term borrowings or invested in short-term securities.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities offered hereby are to be issued under an Indenture dated as of July 1, 1982, as amended by a First Supplemental Indenture dated as of April 1, 1986, a Second Supplemental Indenture dated as of June 15, 1987, a Third Supplemental Indenture dated as of September 30, 1996, a Fourth Supplemental Indenture dated as of January 1, 1998 and as further amended by the Trust Indenture Reform Act of 1990 (together, the "Indenture"), between the Company and The Bank of New York, Successor Trustee (the "Trustee"), copies of which are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms.

    The Indenture provides that, in addition to the Debt Securities offered hereby, additional Debt Securities may be issued thereunder without limitation as to aggregate principal amount, except as authorized from time to time by the Company's Board of Directors. (Section 2.01 of the Indenture.)

GENERAL

    Reference is made to the Prospectus Supplement for the following terms of the Debt Securities being offered thereby: (1) the designation of such Debt Securities; (2) the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be issued; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates per annum, if any, at which such Debt Securities will bear interest; (6) the times at which such interest, if any, will be payable; (7) the date, if any, after which such Debt Securities may be redeemed and the redemption price; (8) the currency or currencies in which such Debt Securities are issuable or payable; (9) the exchanges, if any, on which such Debt Securities may be listed and (10) whether such Debt Securities shall be issued in book-entry form. Principal and interest, if any, will be payable, and, unless the Debt Securities are issued in book-entry form, the Debt Securities offered hereby will be transferable, at the office of the Trustee, 101 Barclay Street, New York, New York 10286, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto. (Sections 2.04 and 4.02 of the Indenture.)

    The Debt Securities will be unsecured and unsubordinated and will rank PARI PASSU with all other unsecured and unsubordinated obligations of the Company (other than obligations preferred by mandatory provisions of law).

    Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold as a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the accompanying Prospectus Supplement relating thereto.

    As used herein, Debt Securities shall include Debt Securities denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other freely transferable currency or in European Currency Units.

    If a Prospectus Supplement specifies that Debt Securities are denominated in a currency other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest on such Debt Securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

    If a Prospectus Supplement specifies that the Debt Securities will have a redemption option, the "Option to Elect Repurchase" constitutes an issuer tender offer under the Exchange Act. The Company will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected, including making any required filings with the Commission and the furnishing of certain information to the holders of the Debt Securities.

BOOK-ENTRY, DELIVERY AND FORM

    Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued in the form of one or more fully registered global securities (collectively, the "Global Debt Security") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

    The Depositary has advised as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the underwriters named in the Prospectus Supplement), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

    The Depositary advises that pursuant to procedures established by it (i) upon issuance of the Debt Securities by the Company, the Depositary will credit the account of Participants designated by the underwriters with the principal amounts of the Debt Securities purchased by the underwriters, and (ii) ownership of beneficial interests in the Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to Participants' interests), the Participants and the indirect participants (with respect to the owners of beneficial interests in the Global Debt Security). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Debt Security is limited to such extent.

    As long as the Depositary's nominee is the registered owner of the Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the Debt Securities under the Indenture. Except as provided below, owners of beneficial interests in the Global Debt Security will not be entitled to have any of the Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

    Neither the Company, the Trustee, any Paying Agent nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Principal and interest payments on the Debt Securities registered in the name of the Depositary's nominee will be made by the Trustee to the Depositary's nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Debt Securities are registered as the owners of such Debt Securities for the purpose of receiving payment of principal and interest on the Debt Securities and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Debt Securities to owners of beneficial interests in the Global Debt Security. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such Participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name."

    If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities in definitive form in exchange for the Global Debt Security. In addition, the Company may at any time determine not to have the Debt Securities represented by the Global Debt Security and, in such event, will issue Debt Securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have Debt Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of such Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
(Section 2.06 of the Indenture.)

CERTAIN COVENANTS AS TO LIENS

    The only financial covenant applicable to the Debt Securities is that described below. That covenant requires that the Debt Securities be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in the Company's debt-to-equity ratio.

    The Debt Securities are not secured by mortgage, pledge or other lien. The Company will covenant in the Debt Securities that so long as any of the Debt Securities remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the Debt Securities are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

        (a) the pledge of any assets to secure any financing by the Company of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which the Company reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

        (b) the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

        (c) any deposit of assets of the Company with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by the Company from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against the Company;

        (d) any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

        (e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing clauses (a) to (d) inclusive of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property). (Section 4.03 of the Indenture.)

    Similar covenants are applicable to the Company's other term indebtedness, but not all contain the exceptions set forth in clauses (d) and (e) above.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities issued thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment (voting as one class), provided that no such modification shall (a) extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Debt Security so affected, or (b) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding under the Indenture. (Section 10.02 of the Indenture.)

EVENTS OF DEFAULT

    An Event of Default with respect to any series of Debt Securities is defined in the Indenture as being (a) default in payment of any principal or premium, if any, on such series; (b) default for 30 days in payment of any interest on such series; (c) default for 30 days after notice in performance of any other covenant in the Indenture; or (d) certain events of bankruptcy, insolvency or reorganization. (Section 6.01 of the Indenture.)

    No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. In case an Event of Default under clause (a), (b) or (c) shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of each such series then outstanding may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of such series to be due and payable. In case an Event of Default under clause (d) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding (voting as one class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all outstanding Debt Securities to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (or of all the outstanding Debt Securities, as the case may be), except in a case of failure to pay principal or premium, if any, or interest on such Debt Security for which payment had not been subsequently made. (Section 6.01 of the Indenture.) The Company is required to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 4.05 of the Indenture.) The Indenture provides that the Trustee may withhold notice to the securityholders of any default (except in payment of principal, premium, if any, or interest) if it considers it in the interest of the securityholders to do so. (Section 6.07 of the Indenture.)

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Securityholders, unless such Securityholders shall have offered to the Trustee reasonable indemnity or security. (Sections 7.01 and 7.02 of the Indenture.)

    Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a separate class) at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 6.06 of the Indenture.)

CONCERNING THE TRUSTEE

    The Bank of New York is the Successor Trustee under the Indenture. It is also Successor Trustee under various other indentures covering outstanding Notes and Debentures of the Company. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, the Company and certain of its affiliates in the normal course of its business. As trustee of various trusts, it has purchased securities of the Company and certain of its affiliates.

                             DESCRIPTION OF WARRANTS

GENERAL

    The following statements with respect to the Warrants are summaries of the detailed provisions of one or more separate Warrant Agreements (each a "Warrant Agreement") between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each a "Warrant Agent"), a form of which is filed as an exhibit to the Registration Statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

    The Warrants will be evidenced by Warrant Certificates (the "Warrant Certificates") and, except as otherwise specified in the Prospectus Supplement accompanying this Prospectus, may be traded separately from any Debt Securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a Warrant does not have any of the rights of a holder of a Debt Security in respect of, and is not entitled to any payments on, any Debt Securities issuable (but not yet issued) upon exercise of the Warrants.

    The Warrants may be issued in one or more series, and reference is made to the Prospectus Supplement accompanying this Prospectus relating to the particular series of Warrants, if any, offered thereby for the terms of, and other information with respect to, such Warrants, including: (1) the title and the aggregate number of Warrants; (2) the Debt Securities for which each Warrant is exercisable; (3) the date or dates on which such Warrants will expire; (4) the price or prices at which such Warrants are exercisable; (5) the currency or currencies in which such Warrants are exercisable; (6) the periods during which and places at which such Warrants are exercisable; (7) the terms of any mandatory or optional call provisions; (8) the price or prices, if any, at which the Warrants may be redeemed at the option of the holder or will be redeemed upon expiration; (9) the identity of the Warrant Agent; (10) the exchanges, if any, on which such Warrants may be listed and (11) whether such Warrants shall be issued in book-entry form.

EXERCISE OF WARRANTS

    Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the Warrant, and by communicating to the Warrant Agent the identity of the Warrantholder and the number of Warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable Debt Securities, the form of which shall be set forth in the Prospectus Supplement. If less than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amounts of Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities being offered hereby in four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, and
(iv) through dealers.

    Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, as amended, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

    If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933. Among others, one or more of the following firms may act as managing underwriter(s) with respect to the offering of the Securities: Bear Stearns & Co. Inc., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan & Co., J.P. Morgan Securities Inc., Morgan Stanley Dean Witter, Morgan Stanley & Co. Incorporated, Salomon Smith Barney, Salomon Brothers Inc and UBS Securities LLC.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

    The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

    In connection with the offering of the Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities during and after the offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Securities for their own account by selling more Securities than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing Securities in the open market. In addition, the Underwriters may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

                                     EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
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